RESTATED CERTIFICATE OF INCORPORATION OF
                              CNB BANCORP, INC.
              UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

I, the undersigned, being the Secretary of CNB Bancorp, Inc., do hereby certify the following:

1.   The name of the Corporation is CNB Bancorp, Inc.

2. The Certificate of Incorporation was filed by the Department of State on August 9, 1988.

3. The restatement and amendment of the Certificate of Incorporation was authorized by the affirmative vote of the Board of Directors at a meeting held on July 30, 2001.

4. The text of the Certificate of Incorporation is hereby restated and amended to effect a change authorized by the Business Corporation Law, such amendment being to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him, to read as hereafter set forth in full:

1. Name. The name of the corporation is CNB Bancorp, Inc. (hereinafter called the "Corporation").

2. Purposes. Subject to any limitation provided in the Business
Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purpose for which the Corporation is formed is: to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided, however, that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3. Office. The office of the Corporation is to be located in Fulton County, State of New York.

4. Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is: Five Million (5,000,000) shares, each and all of which shall be common shares having a par value of $2.50.

5. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

         CNB Bancorp, Inc.
         10-24 North Main Street
         P.O. Box 873
         Gloversville, New York 12078
         Attention: Secretary

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6. Duration. The duration of the Corporation is to be perpetual.

7. Preemptive Rights. No holder of shares of any class or of any series of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

8. Indebtedness. The Corporation shall have authority to borrow money and the board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the Corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

9. Opposition of Tender (or other offer). (A) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

(2) Whether a more favorable price could be obtained for the Corporation's securities in the future.

(3) The social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(4) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value or the Corporation's stock.


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(5)  The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.

(6) The business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon the Corporation and any of its subsidiaries and the other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(7) Any antitrust or other legal and regulatory issues that are raised by the offer.

(B) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10. Business Combinations. (A) Except as otherwise expressly provided in paragraph (B) of this Article, a Business Combination (as defined) shall require the affirmative vote of not less than seventy-five percent of the votes entitled to be cast by the holders of all then outstanding shares of common stock of the Corporation ("Common Stock").

(B) The provisions of paragraph (A) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in the following paragraphs
(B) (1) or (B)(2) are met:

(1) The Business Combination shall have been approved by seventy-five percent or more of the Continuing directors (as defined) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined) to become an Interested Shareholder.

(2) (a) The aggregate amount of cash, and the Fair Market Value (as defined), as of the date of the consummation of the Business Combination, of the consideration other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of the following: (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"); and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date").


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          (b) The consideration to be received by holders of outstanding
     Common Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

          (c) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:
     (i) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing directors; and (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any Common Stock.

          (d) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.


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          (e) Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing directors.

(C) For the purposes of this Article:

(1) The term "Business Combination" shall mean:

          (a) any merger or consolidation of the Corporation or any Subsidiary (as defined with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder; or

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more; or

          (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

          (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

          (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to
     (d).

(2) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.


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(3) The term "Interested Shareholder" shall mean any person (other than the
Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

          (a) is the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock; or

          (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or

          (c) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(4) A person shall be a "beneficial owner" of any Common Stock:

          (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

          (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

          (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

          For the purposes of determining whether a person is an Interested Shareholder pursuant to this paragraph (C)(4), the number of shares of Common Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraphs
     (C)(5) and (C)(6), but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(5) An "Affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(6) The term "Associate" used to indicate a relationship with any person, means:

          (a) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

          (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

          (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

(7) The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (C)(4), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

(8) The term "Continuing director" means any member of the Board of Directors of the Corporation (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing director by a majority of Continuing directors.

(9) The term "Fair Market Value" means:

          (a) in the case of cash, the amount of such cash;

          (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing directors in good faith; and

          (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing directors.

(10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in the context of paragraphs (B)(2)(a) and (B)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(D) The Board shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry:

          (1) whether a person is an Interested Shareholder;

          (2) the number of shares of Common Stock or other securities beneficially owned by any person;

          (3) whether a person is an Affiliate or Associate of another; and

          (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

(E) Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(F) The fact that any Business Combination complies with the provisions of paragraph (B) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

11. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages because of his breach as a director unless:

(A) such liability is based upon a judgment or other final adjudication adverse to him which establishes:

          (1) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

          (2) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

          (3) that his acts violated Section 719 of the New York Business Corporation Law; or

(B) such liability is for any act or omission preceding the adoption of this Article.

If the New York Business Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.

12. Amendments to Articles. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with Articles 7, 9, 10, 11, and this Article 12; provided, however, that this Article shall not apply to, and such seventy-five percent vote shall not be required for, any amendment, repeal or adoption approved by seventy-five percent of the Board if all of such directors are persons who would be eligible to serve as Continuing directors within the meaning of paragraph (C)(8) of Article 10.




IN WITNESS WHEREOF, the undersigned subscribes this Restated Certificate of Incorporation and affirms it as true under the penalties of perjury on this 10th day of August, 2001.

                                       /s/ George A. Morgan
                                       ---------------------------
                                       George A. Morgan, Secretary